Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-257570

Prospectus Supplement No. 9

(To Prospectus dated July 13, 2021)

This prospectus supplement updates, amends and supplements the prospectus dated July 13, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-257570). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in Item 8.01 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 6, 2021, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Endeavor Group Holdings, Inc.’s Class A common stock is quoted on the New York Stock Exchange under the symbol “EDR.” On December 3, 2021, the closing price of our Class A common stock was $29.29.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 6, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 6, 2021

Endeavor Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40373	83-3340169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9601 Wilshire Boulevard, 3rd Floor Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

(310) 285-9000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value per share	EDR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure.

On December 6, 2021, Endeavor Group Holdings, Inc., a Delaware corporation (the “Company” or “Endeavor”), issued a press release announcing the Transaction (as defined below), a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information contained under Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1), shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act except as may be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

On December 6, 2021, International Management Group (UK) Limited (“IMG”), a company incorporated in England and Wales and subsidiary of Endeavor, entered into a definitive agreement to acquire the Madrid Open tennis tournament and additional assets, including the Open de España golf tournament, from Super Slam Ltd. and Callum Investments Limited (the “Transaction”). Through the acquisition, Madrid Trophy Promotion SLU (“MTP”), the Spanish entity that operates the tournaments, will become part of IMG. The Transaction is expected to close in the first quarter of 2022, subject to the approval of the board of directors of each of ATP Tour, Inc. and WTA Tour, Inc., as well as regulatory approvals.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that do not relate to matters of historical fact should be considered forward-looking statements, including the Company’s expected closing of the Transaction and the timing thereof. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “target,” “mission,” “will,” “potential” or, in each case, their negative, or other variations or comparable terminology and expressions. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: Endeavor faces uncertainties regarding the consummation of the Transaction, including that certain conditions to the consummation of the Transaction will not be satisfied; Endeavor may experience difficulties integrating the business and in realizing the expected benefits of the Transaction; Endeavor may need to use resources that are needed in other parts of its business to do so; the business may have liabilities that are not known, probable or estimable at this time; the Transaction may result in the diversion of Endeavor’s management’s time and attention to issues relating to the Transaction and integration; Endeavor may not achieve expected synergies and operating efficiencies attributable to the Transaction within its expected time-frames or at all; Endeavor may incur significant transaction costs and integration costs in connection with the Transaction; and risks inherent to the business may result in additional strategic and operational risks to Endeavor, which may impact Endeavor’s risk profile and which Endeavor may not be able to mitigate effectively. In addition, a number of important factors could cause Endeavor’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements, including but not limited to: the impact of the COVID-19 global pandemic on Endeavor’s business, financial condition, liquidity and results of operations; changes in public and consumer tastes and preferences and industry trends; Endeavor’s ability to adapt to or manage new content distribution platforms or changes in consumer behavior; Endeavor’s dependence on the relationships of its management, agents, and other key personnel with clients; Endeavor’s dependence on key relationships with television and cable networks, satellite providers, digital streaming partners, corporate sponsors, and other distribution partners; risks related to Endeavor’s organization and structure; and other important factors discussed in Part II, Item 1A “Risk Factors” in Endeavor’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, as updated by Amendment No. 1 to Endeavor’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, as any such factors may be updated from time to time in its other filings with the SEC, accessible on the SEC’s website at www.sec.gov and Endeavor’s Investor Relations site at investor.endeavorco.com. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, Endeavor undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated December 6, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDEAVOR GROUP HOLDINGS, INC.

By:	/s/ Jason Lublin
Name:	Jason Lublin
Title:	Chief Financial Officer

Date: December 6, 2021

Exhibit 99.1

IMG ACQUIRES THE MUTUA MADRID OPEN

IMG also adds Acciona Open de España to its portfolio

LONDON (6 December 2021) – IMG, an Endeavor company and global leader in sports, events, media and fashion, today announced it has entered into a definitive agreement with Super Slam Ltd and its affiliates to acquire the Mutua Madrid Open tennis tournament and the Acciona Open de España golf tournament. The transaction is expected to close in the first quarter of 2022, subject to ATP / WTA and regulatory approvals.

One of nine ATP Masters 1000 and four WTA 1000 Mandatory events, the Mutua Madrid Open will join IMG’s roster of leading tennis tournaments, including the Miami Open and several other ATP and WTA events.

“The Mutua Madrid Open will be a strong addition to our global events portfolio and tennis business, which will now boast two of the three mandatory combined events on both tours,” said Sam Zussman, Co-President of Media and Events, IMG. “We’re looking forward to leveraging Endeavor’s broader network to further enhance the fan experience and add value across production, media, brand partnerships, retail, and hospitality, just as we’ve done with the Miami Open.”

Through the acquisition, Madrid Trophy Promotion SLU (MTP), the Spanish entity that operates the tournament, will become part of IMG, with MTP’s CEO and tournament director Gerard Tsobanian becoming Senior Vice President, Tennis Events, IMG. Tsobanian and his team will continue to oversee the day-to-day running of the Mutua Madrid Open as part of IMG’s global tennis events division led by Gavin Forbes.

The 20th anniversary edition of the tournament will take place next year from 26 April – 8 May at Caja Mágica in Madrid, Spain. The Mutua Madrid Open is one of two key clay court events leading up to Roland Garros and boasts an illustrious list of winners that includes Roger Federer, Serena Williams, Rafael Nadal, Petra Kvitova and Novak Djokovic.

MTP also runs the European Tour’s Acciona Open de España golf tournament, which IMG’s golf events division will support. Founded in 1912, The Acciona Open de España (formerly the Spanish Open) is rich in history and typically takes place in October at the Club de Campo Villa de Madrid where it is broadcast to more than 120 countries.

Since Endeavor’s acquisition of IMG in 2014, the company has developed the Miami Open into a world-class showcase featuring the best of tennis, culinary, art and entertainment. In 2019, IMG moved the tournament to Hard Rock Stadium, home to the Miami Dolphins and a global entertainment destination, where it annually welcomes more than 350,000 fans and has one of the largest broadcast audiences outside of the Grand Slams and Tour finals.

IMG owns, produces and commercially represents hundreds of events spanning sports, entertainment, culture and fashion, including Professional Bull Riders (PBR), WGC-HSBC Champions, Frieze art fairs, New York Fashion Week: The Shows, Hyde Park Winter Wonderland, Miss Universe and Taste Festivals.

Latham & Watkins LLP acted as legal advisor to IMG.

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About IMG

IMG is a global leader in sports, fashion, events and media. The company manages some of the world’s greatest athletes and fashion icons; owns and operates hundreds of live events annually; and is a leading independent producer and distributor of sports and entertainment media. IMG also specializes in licensing, sports training and league development. IMG is a subsidiary of Endeavor (NYSE: EDR), a global sports and entertainment company.

About the Mutua Madrid Open

The Mutua Madrid Open is an ATP Masters 1000 and WTA 1000 Mandatory event which will celebrate in 2022 its 20th edition in Madrid, Spain. What started as an ATP 1000 indoor event has grown over the years to become a Combined Women Premier Mandatory Men Masters 1000 tennis event alongside only two other events on the ATP and WTA Tours that count more than 100 events around the world annually. The clay court event has become a must for all tennis fans around the world during the early spring months. Recognized today as one of the major sport events in Spain, the Mutua Madrid Open is broadcast in over 180 countries every year.

About the Acciona Open de España

The Acciona Open de España is Europe’s third oldest golf tournament, after the Open Championship and the Open de France. Over the years, it has seen prestigious winners include Severiano Ballesteros, Nick Faldo, Bernhard Langer and more recently, Jon Rahm. Since 2019, the event has taken place at the Club de Campo Villa de Madrid, very close to the heart of the Spanish capital. The 2021 event was the first on the European Tour to stage a sustainable, carbon neutral event. The Acciona Open de España is broadcast in more than 120 countries.

Media Contact

Jo Robertson

Joanna.robertson@img.com